Exhibit 99.1
PRESS RELEASE

Leonardo DRS Announces Appointment of Reuben Jeffery III to Board of Directors
March 10, 2026
ARLINGTON, Va.– Leonardo DRS, Inc. (Nasdaq: DRS) announced today the appointment of Reuben Jeffery III to the company’s Board of Directors. His appointment is effective on April 1, 2026. Jeffery served as President and Chief Executive Officer and member of the board of directors of Rockefeller & Co. from 2010 to 2018. Jeffery brings to the DRS Board extensive expertise in public policy, global finance, and corporate governance.
“We are delighted that Reuben is joining our Board,” said Frances (Fran) Fragos Townsend, Board Chair of Leonardo DRS.  “As DRS continues executing our growth strategy and investing ahead of demand to support our customers, his perspective will be highly additive in helping guide disciplined execution and long-term value creation.”
Jeffery will succeed David W. Carey, who is retiring from the Board at the end of his term. The Company would like to formally extend its gratitude to David Carey for his exemplary service and many contributions to the Company and the Board.
From 2002 to 2009, Jeffery served in various senior leadership roles in the U.S. government, including as Under Secretary for Economic, Energy, and Agricultural Affairs; as Chairman of the Commodity Futures Trading Commission; Special Assistant to the President on the staff of the National Security Council; Advisor to Ambassador Bremer in Iraq; and Executive Director of the Coalition Provisional Authority’s office in the Pentagon.
Jeffery spent two decades on Wall Street before entering government service. He worked for 18 years at Goldman Sachs & Co., including serving as Managing Director of the firm’s Paris office and leading its European Financial Institutions Group in London.
He received his B.A. from Yale University and his J.D. and M.B.A. from Stanford University.

About Leonardo DRS
Leonardo DRS, Inc. (Nasdaq: DRS) is at the forefront of developing transformative defense technologies using its proven agility and delivering innovative solutions for U.S. national security customers and allies worldwide. We specialize in rapidly providing high-performance, multi-domain capabilities across next-generation advanced sensing, network computing, force protection, and electric power and propulsion. Our reputation as a trusted provider is built on a continuous focus on practical innovation, delivering quality, and meeting our customers’ most demanding mission requirements. For further information on our complete range of capabilities, visit www.LeonardoDRS.com.

Forward-Looking Statements
This communication contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements reflect current expectations, assumptions and estimates of future performance and economic conditions. The company cautions investors that any forward-looking statements which include contract values, contract performance and our development and production of products are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statement.

Leonardo DRS Investor Relations Contact
Steve Vather
Senior Vice President, Corporate Development (M&A) and Investor Relations
+1 703 409 2906
stephen.vather@drs.com

Leonardo DRS Media Contact
Carrie Robinson
Vice President, Marketing and Corporate Communications
+1 321 266 7691
carrie.robinson@drs.com

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